Exhibit 99.2

Q4 2004 Conference Call Script

Safe Harbor Provision
This script may contain forward-looking statements that are subject to many risks and uncertainties, including the understanding that the results discussed today remain un-audited per the new Sarbanes Oxley regulations until our auditors issue an opinion letter in conjunction with the company’s filing of the Form 10-K; the inability to close several large orders in the sales pipeline; the unpredictable growth of international sales; adverse changes in economic and business conditions affecting SpectraLink’s customers; the intensely competitive nature of the wireless communications industry, and a customer preference to buy all telephone communications systems from a single source provider that manufactures and sells PBX or key/hybrid systems; changes in rules and regulations of the FCC; and the anticipated growth of the market for on-premises wireless telephone systems. More information about potential risk factors that could affect our results is available in SpectraLink’s filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, and subsequent Form 10-Q filings.

David Rosenthal
 Thank you operator. With me today is John Elms, SpectraLink’s president and chief executive officer.

Thank you for joining SpectraLink’s conference call for the fourth quarter of 2004. I would also like to welcome our webcast listeners as we broadcast this call live across the Internet.

This discussion will contain projections and other forward-looking statements. Forward-looking statements speak only as of the date of the statements and are subject to risks and uncertainties, so actual results could differ from present expectations. Therefore, I refer you to information contained in our 2003 Form 10-K filed with the Securities and Exchange Commission on March 11, 2004, and in our Form 10-Q for the quarterly period ended September 30, 2004, filed with the Securities and Exchange Commission on November 8, 2004, for a description of risks and uncertainties that could cause actual results to differ materially from those in any forward-looking statement. These filings are available on the Investors section of our website. You will also see a description of some of these risks and uncertainties in today’s press release. SpectraLink undertakes no obligation to update or revise any forward-looking statements discussed today in order to reflect events or circumstances that may arise after the date of this conference call.

As you recall, we issued preliminary financial results on January 10, summarizing outstanding fourth quarter performance. I want to remind our listeners that the results published today remain un-audited per the new Sarbanes Oxley regulations until our auditors issue an opinion letter in conjunction with our filing of the 10-K, but are in line with those preliminary numbers.

SpectraLink wrapped up the year with an exceptional fourth quarter resulting in record levels of revenue and earnings for the fiscal year. For the fourth quarter, revenue grew by 39% over the same period last year, while net income grew by 53%. Record setting revenue of $27.6 million this quarter delivered net income of $3.9 million and resulted in $0.20 earnings per fully diluted share. For the fourth quarter of 2003, net income was $2.5 million, or $0.13 earnings per fully diluted share on revenue of $19.9 million.

Earnings per fully diluted share for fiscal year 2004, was $0.56 on net income of $11.0 million and revenue of $90 million. This represents year-over-year growth in net income of 34%, and year-over-year growth in revenue of over 26%.

In our target areas, the Retail sector continued to be a strong contributor, generating $5.7 million in revenue, and accounted for 25% of product sales in the fourth quarter. In this sector, we had four large product orders of over $500,000 each that helped this contribution. For the year, Retail sales accounted for 22% of product sales.

In the fourth quarter, Healthcare accounted for 22% of product revenue, amounting to $5.1 million. For the year, Healthcare sales accounted for 26% of product sales. The General market continues to be our primary sector with $11.9 million in Q4 sales, accounting for 53% of total product revenue in the quarter and 51% for the year. We define the General market as the industrial, government and corporate sectors.

The Service sector of our business continues to be a consistent revenue producer, contributing 18% of total revenue in Q4 and 20% for the year.

Our traditional distribution channels were responsible for about 56% of quarterly product sales, OEM partners contributed approximately 20% of product sales, and the balance of 24% was met through our direct sales team. Sales from our six OEM partners were $4.4 million in the fourth quarter and included three large orders of greater than $500,000.

For the first time in our history, sales of our NetLink Wireless Telephones surpassed sales of our Link Wireless Telephone Systems. In the fourth quarter, NetLink sales delivered $12.0 million, or 53%, of product revenue. Link Wireless Telephone System sales remained a significant contributor delivering $10.7 million in revenue, or 47% of product sales for the quarter. For the year, Link sales accounted for 57% of product revenue while NetLink accounted for the 43% balance of product sales.

International revenue more than doubled from last quarter, delivering over $1.8 million in sales. A large Retail order from an international customer through one of our resellers accounted for about $1 million of this total. For the year, our international sales were $4.1 million, representing 5.7% of total product sales, and far outpacing sales in 2003 that amounted to just over $800,000.

Overall gross margin for the quarter was in the middle of our guidance range of 60-65%, coming in at 62.8%. It was very nice to see strong margins maintained even with OEM sales increasing by more than $850,000 from Q3 and the strong ramp in NetLink sales that were up 77% from last quarter, both of which put downward pressure on gross margin. For the year, our overall gross margin was 63.7%. Throughout 2004, we stayed within our guidance range for gross margin of 60-65%.

Total operating expenses for the quarter decreased to 41% of quarterly revenue compared with 44% in Q3 and 46% in the fourth quarter of 2003. R&D accounted for 8% of fourth quarter revenue, compared with 10% last quarter and 9% in Q4 of 2003. Sales and Marketing expense was 26% of total quarterly revenue, down from 27% last quarter, and significantly down from the fourth quarter of 2003 that was 31% of quarterly revenue. G&A expense as a percent of quarterly revenue increased to 6.8% in Q4 when compared with 5.9% for the same period last year, but decreased sequentially from 7.2% in Q3 of this year.

For the entire year, total operating expenses were 45% of total revenue, down considerably from 49% in 2003. R&D decreased slightly to 10% from 11% in 2003, which was within our target range for R&D expenses of 10 to 12% of total revenue. Sales and marketing was 28% compared with 32% in 2003. And G&A expenses accounted for 7% of revenue compared with 6% in 2003.

We are in the last stages of auditing our internal controls to ensure compliance with Section 404 of the Sarbanes-Oxley Act. Complying with Sarbanes-Oxley has been a significant effort and has cost the company over $700,000 to-date in auditing and consulting fees alone. We expect ongoing external costs related to complying with Sarbanes-Oxley to be in the neighborhood of $400,000 annually.

Our quarterly operating margin of 22% is the highest level this year and resulted in an annual operating margin of 19%, just above our guidance of 17 to 18%. Record revenues allowed us to leverage our fixed costs and were a key factor in the operating margin improvement. Strong fourth quarter operating margins directly contributed to another quarter of positive cash from operations, amounting to $2.7 million, and marking our 24th consecutive quarter of positive cash from operations.

Our effective tax rate for Q4 was 37.8%, bringing the full-year effective tax rate down to 38.25%. The primary factor to this year-end adjustment to our previous estimated tax rate of 38.5% was our investment in tax-free instruments in the fourth quarter that generated tax-free interest income.

During the quarter, we invested over $39 million of our cash and cash equivalents, leaving $14.6 million classified as cash and cash equivalents. The total of cash, cash equivalents and investments on our balance sheet at December 31, 2004, rose to $54.4 million from $53.1 million in Q3. We took a very conservative approach with our investing by placing about $27 million in government securities and another $12 million in short-term investments. These investments are intended to take advantage of the higher interest rates available in vehicles other than money market accounts. As a result, interest income is expected to increase several hundred thousand dollars in 2005 over 2004 levels.

During the fourth quarter, we paid a cash dividend of $1.9 million for the fifth straight quarter. We did not repurchase any company stock this quarter; however, we have repurchased approximately 4.3 million shares through our repurchase program leaving us with a remaining balance of about 1.7 million shares still authorized for repurchase. On a continual basis, we will evaluate options for utilizing cash in an effort to maximize returns to our shareholders, including quarterly dividends, stock repurchase and longer-term investments.

Net inventories decreased significantly this quarter as we filled orders for our record sales. A drop in inventory of almost $3 million dollars, the majority of which was in finished goods, resulted in total inventory of just over $8 million. We expect inventory to increase to support growth in the business, building back to the $10 million level as the year progresses.

Days-sales-outstanding increased to 54 days in the fourth quarter. This increase from 45 days in Q3 resulted from several large orders shipped to our OEM partners in the middle of the quarter. Because of the payment terms in place with some of our OEM partners, much of this cash will not be collected until the first quarter of 2005.

Now I’d like to turn the call over to our president and CEO, John Elms.

John Elms
Thank you, David.

This has been an exceptional quarter for SpectraLink. We accomplished many exciting milestones, including, NetLink sales surpassing Link sales, international revenue more than doubling sequentially, OEM sales hitting record levels, and almost 40% year-over-year quarterly revenue growth.

Q4 also capped an outstanding year for SpectraLink. We completed our first full year of paying quarterly dividends. We saw international revenue increase more than four-fold year-over-year. We announced four new OEM agreements to expand the presence of SpectraLink products across the world. We successfully completed an executive management transition by adding David Rosenthal as CFO and Jill Kenney as executive vice president of sales and marketing. And we bolstered our board of directors with two new outside directors, one with a great deal of auditing and finance experience, and another with strong European business background and relationships.

It probably goes without saying that our fourth quarter performance was well above even our own operating plan. Demand was strong throughout the quarter, but with improved linearity in our order flow and the outstanding performance by our operations staff in both Boulder and Mexico, we were able to fill every order received. In addition, investments in our production equipment early in the quarter positioned us to more quickly meet the higher demand for our products, especially NetLink Wireless Telephones. The additional capacity, along with finished goods in inventory, made it possible for us to fulfill the record number of orders generated by our sales organization, distributors and OEM partners.

As David said, NetLink sales in Q4 exceeded Link sales for the first time in our history, representing 53% in Q4 and 43% for the full year. This is significant because we believe NetLink Wireless Telephones will be the key driver to SpectraLink’s overall growth as we go forward. This is due to the fact that all of our international revenue is generated from the NetLink product line, and NetLink products make up the major portion of our sales through our OEM partners. Also, because NetLink Wireless Telephones are 802.11 compatible, operating across converged voice and data networks in the enterprise, our NetLink business is positioned to grow as wireless LAN deployment expands.

While NetLink sales hit record levels, Q4 revenues derived from our Link Wireless Telephone Systems at $10.7 million were still significant. As we go forward, we expect to continue to strengthen our Link product line as we offer our customers a choice in wireless telephone systems to support their particular business needs.

Although our gross margin has remained within our guided range of 60-65% for the entire year, it will continue to fluctuate from quarter-to-quarter. Product mix is a significant contributor to this variation. Link sales include much more infrastructure than do NetLink sales, and therefore command a gross margin approximately 10% higher than the aggregate of the NetLink products sold.

Our OEM partners increased their contribution to total revenue again in the fourth quarter, especially in our international markets. In Europe, our primary international market, the DECT-standard products are still our greatest competition. However, because DECT products are based on legacy technology and are not Wi-Fi compatible, several of the leading DECT distributors are now selling SpectraLink’s NetLink Wireless Telephones as their next generation offering. We further believe that our international success will be aided by the strength of foreign currencies against the US dollar making our products more affordable, and positioning us closer to DECT in pricing.

We have taken a close look at our sales organization and have made recent changes to increase our field selling organization whose primary focus is to generate demand for SpectraLink’s family of products. As some of you may have noticed, our corporate website is advertising quite a number of sales positions, many of which have already been filled. Our 2005 goal is to increase the size of our field selling organization by roughly 20% resulting in approximately 80 quota-carrying sales reps. This renewed focus in our selling organization is necessary to continue growing demand for our products, and ensure we remain connected with our end-user customers as we expand our distribution and OEM partnerships.

Our selling activities remain focused on the largely under-penetrated vertical markets that have compelling applications and customers who are already recognizing returns on their investments in wireless telephone systems delivered by SpectraLink. With the support of our expanded selling organization, we are increasing our focus in our existing verticals, and targeting new vertical markets including auto dealerships, banking, legal and hospitality. We will closely monitor demand in the general enterprise and make incremental investments in that huge market as wireless LANs become more widely deployed and demand warrants.

With the increased deployment of wireless LAN infrastructure, and the proliferation of wireless LAN components, our customers want assurances that interoperability and compatibility issues are being addressed. In response, SpectraLink created the Voice Interoperability for Enterprise Wireless certification program. This program is designed to ensure interoperability between Wi-Fi voice clients and wireless LAN infrastructure. Certified products under this program must meet enterprise-grade performance criteria for voice quality, security, capacity and roaming. This program will help ensure that deployment of every SpectraLink system meets the quality standards our customers demand.

Another program SpectraLink created to support growth of our product lines is the Certified Messaging Application Program. This program provides development, testing, and promotional support to third-party providers of text messaging applications utilizing SpectraLink’s Open Application Interface. The program includes product interoperability and functional testing by an independent testing lab to increase customer confidence that third-party messaging applications will perform to their expectations when interfacing with SpectraLink products.

Also during the fourth quarter, SpectraLink announced a partnership with the Next of Kin Education Project, an undertaking that advocates hospitals improving efforts to contact the families of unconscious or otherwise disabled patients within 24 hours of hospital admission. SpectraLink’s Wireless Telephones facilitate the Next of Kin Project’s Seven Steps to Successful Notification, a system that details how hospitals can quickly and easily implement the expanding Next of Kin Law, which is now in effect in California and Illinois. It is likely this law will expand to many states across the nation and we are well positioned to support compliance throughout the healthcare market.

With all the changes that have affected SpectraLink over the past couple of years including new products, new markets, international expansion and new leadership, we felt it was necessary to redefine ourselves within the wireless market to better position ourselves for anticipated growth.

Earlier this month, we unveiled a new branding strategy to our employees that is intended to connote a re-energized SpectraLink that will leverage our market leadership, innovation and superior competency. In the coming months, you will see these changes in the ways in which we present ourselves to the market and in consistent messages across all of SpectraLink. Our goal is to have one vision and one voice to our customers, our investors and the industry at large.

Now I’d like to provide guidance for 2005.

Coming off a very strong 2004 with accelerating growth in the last quarter, we took a close look at the factors that contributed to this growth to determine their sustainability. We believe that our OEMs will continue to be significant contributors in 2005, especially in the international markets, and we expect NetLink Wireless Telephone sales will grow both in total and as a percentage of product revenue. With a state-of-the-art fabrication facility that is operating at about 50% of capacity, we will be able to grow our business with modest capital expenditures, allowing us to further leverage our current property and equipment investment.

Taking all this into account, I expect revenue to grow in the area of 20% year-over-year. This growth is expected to follow historical trends of quarterly seasonal patterns. Notwithstanding 2004’s unusual seasonality, first quarter revenue is typically planned to be 10-15% down sequentially from the fourth quarter. Given the strong revenue performance in Q4, we would expect a similar pattern in the first quarter of 2005. Historically, second quarter revenue has grown from the first quarter, with the third quarter being relatively even with the second quarter, finishing the year with a strong fourth quarter.

Gross margin will have more downward pressure as OEM and NetLink sales increase. As a result, I believe we’ll see gross margin continuing to move lower in the range of 60-65% of total revenue.

We will continue to target R&D expenses in the area of 10% of total revenue. These investments are necessary for the innovation required to maintain our position as a leader in Wi-Fi telephony and to ensure that we continue to provide products that interface with more “enterprise telephone systems and applications” than any other provider in our industry.

Sales and marketing expenses ended the year at 28% of revenue, and our goal is to maintain close to this level for the full year of 2005. Because of investments in our field sales organization, we expect to see some front-end loading of sales expense that should decline as a percent of revenue as the year progresses.

With the growth in revenue and increased leverage of our current facilities and organization, operating margin for the full year is expected to be in the 18 to 20% range, building throughout the year.

In conclusion, I am very excited to have achieved record levels of both revenue and earnings for the year. The entire SpectraLink employee and partner communities are to be congratulated for their fine efforts. We put new leadership in place and expanded our OEM relationships. International revenue became a real contributor to our record revenue, and NetLink Wireless Telephone sales grew to more than 50% of product sales in the fourth quarter. 2005 promises to be another very exciting year as we expand our sales team to take advantage of our unique position to capitalize on the union of voice-over-IP and the expanding Wi-Fi technology.

Thank you for joining us today. I’m going to turn the call back over to the operator for questions now.